Exhibit 10.29

Five Below, Inc.
701 Market Street
Suite 600
Philadelphia, PA 19106
p 215.546.7909
f 215-971-8494
www.fivebelow.com

February 19, 2019

Judy Werthauser

Dear Judy:

On behalf of Five Below, Inc. (the “Company”), I am proud to extend you an offer to join our Company as Executive Vice President and Chief Experience Officer. In this position, you will report directly to Joel Anderson, Chief Executive Officer. You will be working out of the Company’s Corporate Headquarters in Philadelphia, PA and your anticipated start date is February 25, 2019. Your offer of employment is expressly conditioned on approval by the Company’s Board of Directors and your signing and returning this letter and the attached Confidential Information and Developments Agreement (the “Non-Disclosure Agreement”).

Your annual base salary will initially be $510,000 (subject to increase by the Company’s Board of Directors or its Compensation Committee in its sole discretion) which will be paid every other week, less payroll deductions and all required withholdings. You will be reviewed annually beginning in April 2020. You will receive 4 weeks of vacation during the first vacation year (May 1- April 30).

Upon execution of this offer letter, the Non-Disclosure Agreement between the parties and the commencement of your employment with the Company, you will be eligible for the following additional items of compensation:

•
Incentive Bonus: You will be eligible to participate in the Company’s Incentive Bonus plan for the 2019 fiscal year, to be paid in 2020, currently targeted at 70% of your annual salary (subject to increase by the Company’s Board of Directors or its Compensation Committee in its sole discretion). Based on your start date, you will be eligible for 100% of your targeted bonus for the 2019 fiscal year. The amount of the bonus will depend on a combination of various performance measures established by the Compensation Committee of the Company’s Board of Directors, as well as your achievement of individual performance goals. To be eligible to receive the bonus you must be actively employed on the date the bonus is paid.

•	Initial Equity Grant: You will be eligible for an initial equity grant equal to $1,500,000 delivered as follows:

•
Subject to the approval of the Compensation Committee of the Company’s Board of Directors, in March 2019 on the date (the “Effective Date”) that equity grants are made to other Executive Vice Presidents of the Company pursuant to the Company’s long-term incentive program, you will receive an equity grant of $1,500,000.   The equity grant will be delivered as $500,000 (1/3) in performance based restricted stock units (“PRSUs”) and $1,000,000 (2/3) in time-based restricted stock units (“RSUs”), determined as follows:

•
The actual number of PRSUs will be determined by dividing $500,000 by the closing price of the Company’s common stock on the Effective Date. PRSUs vest cumulatively over three years and are subject to your continued employment on the applicable vesting dates and performance metrics established by the Compensation Committee of the Board.

•
The actual number of RSUs in the initial equity grant shall be determined by dividing $1,000,000 by the closing price of the Company’s common stock on the Effective Date.  Subject to your continued employment on the applicable vesting date, RSUs will vest 1/3 each on the first three anniversary dates of the Effective Date.

•
Annual Long-Term Incentive Plan:   In or around March 2020, you will also receive an annual equity grant, pursuant to the Company’s long-term incentive program, with a grant value equal to the target grant value for the

Exhibit 10.29

Executive Vice Presidents of the Company, currently $500,000. This grant will be subject to the same terms and conditions as other Executive Vice Presidents.

•
Benefits: Full-time WOWTOWN (Home Office) associates are eligible to enroll in the Five Below health and wellness benefits effective their first day of hire. You must take action and elect your health benefits during your first 30 days of hire or you will be unable to participate in our health plans until the next Open Enrollment held in June. Shortly after your start date, you will receive an enrollment communication to the personal email address we have on file. If you do not receive this message, contact the benefits department immediately at benefits@fivebelow.com.

•	401k Plan: You will be permitted to participate in the Five Below 401(k) Plan on the same terms as other Five Below associates.

•	Relocation: You will be entitled to a “Level 1 Executive Relocation” as outlined in the Five Below relocation policy.

(Note - Certain relocation expenses may be subject to payroll taxes and included in wages on your W-2. If within the first twelve months of employment your position is terminated with “cause” by the Company or you choose to terminate voluntarily your position, you will be required to repay the relocation amounts in full to the Company upon leaving.)

Additionally you will be eligible to participate in the executive Severance Plan, if we terminate your employment without “cause,” or if you resign for “good reason”. You will be entitled to receive:

•	base salary for 12 months based on his base salary in effect on the date your termination, payable in a lump sum;

•	monthly payments equal to continued COBRA benefits for a period of up to 12 months.

For purposes of the above, the term “cause” shall be defined as (i) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (ii) gross negligence or willful misconduct in the course of employment (failure to meet performance standards or objectives, by itself, does not constitute cause); (iii) any breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, non-solicitation or property rights; (iv) other conduct involving any type of disloyalty to the Company or any of its affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; and (v) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or any felony.

You will be an “at-will” employee who can resign or terminate your employment with the Company at any time. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without “cause” or advance notice. This at-will employment relationship cannot be changed except as approved in writing by a duly authorized Company officer.

As a Company employee, you will be expected to abide by the Company rules and regulations, and sign and comply with the Non-Disclosure Agreement attached hereto, By executing this letter, you represent that (1) you will not be prevented from performing any of your duties for the Company as a result of any agreement with or other contractual or statutory obligation to (including, without limitation, any non-competition, proprietary information or confidentiality agreement) any prior employer and (2) the information from the consumer report obtained in the Screening and Selection process does not result in an adverse decision with regard to your employment. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We are excited about working with you and having you as part of our team. If you have any questions regarding this offer, please contact me. If acceptable, please countersign and date this letter in the space provided below and return the original of this letter to me by scanning to my email address at Joel@fivebelow.com

Exhibit 10.29

Sincerely,

/s/ Joel Anderson
Joel Anderson
President and CEO

I have read and understand the terms of this employment offer and I accept this offer as presented:

/s/ Judy Werthauser                            February 20, 2019
Judy Werthauser                                Date

Exhibit 10.29

FIVE BELOW, INC.
NON-SOLICITATION, NON‑DISCLOSURE, NON-COMPETE AND
PROPRIETARY INFORMATION AGREEMENT

As a condition of my employment with Five Below, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the past, present and future compensation paid to me by Company, I agree to the following:

1.	Proprietary Information.

1.1.    I agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include (a) documents which are prepared by you, including all correspondence, memoranda, notes, summaries, analyses, studies, models, extracts of and documents and records reflecting, based on or derived from Proprietary Information as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices (all such documents and writings which are prepared by you are sometimes referred to herein as “Evaluation Documents”); (b) inventions, products, processes, methods, techniques, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company; and (c) shall not include information which is or becomes generally available to the public other than as a result of a disclosure by you.

1.2.    I have not and will not disclose any Proprietary Information to any person or entity other than other employees of the Company nor have I used or will I use the same for any purposes (other than in the performance of my duties as an employee of the Company) without written approval by an officer of the Company, either during or after my employment with the Company, unless and until such Proprietary Information has become public knowledge through no fault of my own.

1.3.    I agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by me or others, which have or shall come into my custody or possession, shall be and are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. All such materials or copies thereof and all tangible property of the Company in my custody or possession shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of my employment. After such delivery, I shall not retain any such materials or copies thereof or any such tangible property.

1.4.    I agree that my obligation not to disclose or to use information and materials of the types set forth in Sections 1.1 and 1.2 above, and my obligation to return materials and tangible property, set forth in paragraph 1.2 above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to me.

1.5.    I agree that for a period of one (1) year from the date of the termination of my engagement by the Company for any reason, I will not, either directly or indirectly, on my own behalf or in the service of, together with, or on behalf of any other person engage or participate, or provide any service to any person that is engaged or plans to engage, in any business that (i) is directly competitive with the Business, (ii) sells at retail product or products at fixed price points of $10 (or integral multiples thereof) or less, or any combination of one or more price points of $10 (or integral multiples thereof) or less (including without limitation the retailer Planet Ten), (iii) sells at retail product or products at fixed priced points of $1 (or integral multiples thereof) or less (including without limitation the retailer Dollar Tree), or (iv) devotes a majority of its sales area to the retail sale of party goods or is known as a party store (including without limitation Party City and Factory Card Outlet).

2.Developments.

2.1.    If at any time or times during my employment, including, without limitation, prior to the date of my execution of this agreement, I have (either along or with others) made, conceived, created, discovered, invented or reduced to practice, or I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice, any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (hereinafter, “Developments”) that (i) relates to the business of the Company or any customer of or supplier to the Company in connection

Exhibit 10.29

with such customer's or supplier's activities with the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results (or resulted) from tasks assigned to me by the Company or (iii) results (or resulted) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and/or shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and I shall promptly disclose to the Company (or any persons designated by it) each such Development and, as may be necessary to ensure the Company's ownership of such Developments, I hereby assign any right, title and interest (including, but not limited to, any copyrights and trademark rights) in and to the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

2.2.    I will, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

3.Conflicting Employment and Non-Competition. I agree that, during the term of my employment with the Company that I will not engage in any activities that conflict with my obligations to the Company.

4.Solicitation of New Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company, I shall not either directly or indirectly solicit, induce recruit or encourage any of the Company’s employees to leave their employment or take away such employees, or attempt to solicit, induce, recruit, encourage to take away employees of the Company, either for myself or for any other person or entity.

5.Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 1, 2, 3 and 4 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and, I hereby consent to the issuance of such injunction and to the ordering of specific performance. It is understood that any failure or delay by the Company in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof. In the event that the Company is the prevailing party in any action or proceeding under this letter agreement, then you shall pay all costs and expenses incurred by the Company in connection therewith (including, without limitation, reasonable attorney’s fees).

6.Miscellaneous.

6.1.    Governing Law. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania.

6.2.    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions and agreements between us. No modification of or amendment to the Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. If any court determines that any provision of this agreement is unenforceable because of its duration or geographic scope or otherwise, then that court will have the power to modify such provision and, in its amended form, such provision will then be enforceable.

6.3.    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

6.4.    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Exhibit 10.29

6.5.    Acknowledgment. By executing this agreement, you are acknowledging that you have been provided with ample time to carefully review each of the provisions of this letter agreement and to consult with counsel of your choice, and that you fully understand each of the provisions of this agreement.

6.6.    Counterparts. This letter agreement may be executed and delivered by facsimile signature in two or more counterparts, each of which shall constitute an original instrument and all of which, together, shall constitute the same letter agreement.

ACCEPTED AND AGREED:

/s/ Judith L. Werthauser
Name:    Judith L. Werthauser
Date:    February 11, 2019